UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                Commission File Number 000-51576
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                           NOTIFICATION OF LATE FILING

(Check One):  |_| Form 10-K    |X| Form 20-F      |_| Form 11-K    |_| Form 10-Q
              |_| Form N-SAR   |_| Form N-CSR

For Period Ended: December 31, 2005

|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-K           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

For the Transition Period Ended:  ______________________________________________


  Read attached instruction sheet before preparing form. Please print or type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:________________________________

                                     PART I
                             REGISTRANT INFORMATION

ORIGIN AGRITECH LIMITED
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Full Name of Registrant


CHARDAN CHINA ACQUISITION CORP.
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Former Name if Applicable


NO. 21 SHENG MING YUAN ROAD, CHANGPING DISTRICT
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Address of Principal Executive Office (Street and Number)


BEIJING, PEOPLE'S REPUBLIC OF CHINA 102206
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City, State and Zip Code

                                     PART II
                             RULE 12B-25(B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following
|X| the prescribed due date; or the subject quarterly report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      THE REGISTRANT EXPECTS TO FILE ITS ANNUAL AUDIT REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 ON OR BEFORE JULY 15, 2006. THE REGISTRANT HAS EXPERIENCED DELAYS IN COMPLETING THE PREPARATION OF ITS FINANCIAL STATEMENTS AND THE MANAGEMENT'S DISCUSSION AND ANALYSIS IN FORM 20-F. AS A RESULT, THE REGISTRANT IS UNABLE TO FILE ITS ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 WITHIN THE PRESCRIBED PERIOD WITHOUT UNREASONABLE EFFORT AND EXPENSE.


                                     PART IV
                                OTHER INFORMATION

       (1) Name and telephone number of person to contact in regard to this notification

JEFF YOUQIANG WANG (CHIEF FINANCIAL OFFICER)        +86-10         5890-7518
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            (Name)                                (Area code) (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             ORIGIN AGRITECH LIMITED
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: JUNE 28, 2006                     By   /s/ Jeff Youqiang Wang
      ---------------------                  -----------------------------------
                                             Jeff Youqiang Wang
                                             (Chief Financial Officer)


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                    ATTENTION
        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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